Exhibit 10.12

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Consulting Agreement”) is made and entered into on December __, 2012, by and between Joseph A. Ioia, a New Jersey resident with a business address of 229 Arlington Avenue, Staten Island, New York 10303 (“Ioia” or the “Consultant”)  and GlyEco, Inc., a Nevada corporation, with its principal place of business located at 4802 East Ray Road, #23-196, Phoenix, Arizona 85044 (the “Company” or “GlyEco”) (Ioia and Glyeco individually being a “Party” and together being the “Parties”).

1.	R E C I T A L S
1.1.   WHEREAS, Ioia is the sole shareholder of Full Circle MFG Group Inc., a New Jersey corporation  (“Full Circle”) and the sole member of NY Terminals II, LLC, a New Jersey limited liability company (“NY Terminals”); and

1.2.   WHEREAS, Ioia represents that to the best of his knowledge he is the original owner of certain intellectual property used by Full Circle in its business operations (the “IP”); and

1.3.   WHEREAS, Full Circle owns certain equipment it uses in its business operations (the “Equipment”); and

1.4.   WHEREAS, Full Circle has been issued a Class D Recycling Permit (the “D Permit”) by the New Jersey Department of Environmental Protection (the “DEP”); and

1.5.   WHEREAS, NY Terminals owns certain real property (the “Premises”) at which it provides services to Full Circle as part of Full Circle’s business operations; and

1.6.   WHEREAS, GlyEco has a wholly owned subsidiary called GlyEco Acquisition Corp. #4 (“GAC #4”);  and

1.7.   WHEREAS, as part of an integrated transaction (the “Transaction”), among other things, GAC #4 has entered into: A) an agreement with Ioia to acquire the IP (the “IP Assignment”), B) an agreement with Full Circle to lease the Equipment (the “Equipment Lease”), C) an agreement with NY Terminals to lease the Premises (the “Premises Lease”), D) a Manufacturing and Distribution Agreement with Full Circle (the “M&D Agreement”),  GlyEco has entered into E) a guarantee of the Equipment Lease and of the Premises Lease (the “Lease Guarantees”), E) a consulting agreement with Ioia (the “Consulting Agreement), and F) an agreement with Ioia whereby Ioia will become a member of the Board of Directors of GlyEco (the “Board Agreement”), and Ioia has entered into to a non-compete agreement with GAC #4 (the “Non-Compete Agreement”), all of which, together all other warranties, representations, certificates, documents, and agreements executed or made by either GAC #4 or GlyEco, individually are referred to as a “Transaction Document” and collectively as the “Transaction Documents.”

2.	AGREEMENT

2.1.   NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and Consultant’s engagement and/or continued engagement with the Company and the compensation now or hereafter paid by the Company to Consultant, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

3.   Engagement.  Subject to the terms and conditions of this Consulting Agreement, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor of the Company to perform the duties set forth on Exhibit A to this Consulting Agreement to the satisfaction of the Company (the “Services”).  Consultant will report directly to, and perform the Services under this Consulting Agreement to the satisfaction of, the Chief Executive Officer of the Company.  All of the Services to be performed by Consultant under this Consulting Agreement will be performed solely by Consultant.  In connection with Consultant’s engagement hereunder, Consultant will be reasonably available for travel from time-to-time, as such travel may be requested by the Chief Executive Officer of the Company from time-to-time.

4.   Services.  Consultant will perform the duties and services set forth on Exhibit A attached to this Consulting Agreement and such other duties and services as mutually agreed upon in writing between the Company and Consultant from time-to-time (collectively, the “Services”) during the Term (as defined below) and as directed by the Chief Executive Officer of the Company from time-to-time.  Consultant will make commercially reasonable efforts to perform the Services.

5.   Compensation.
5.1.   Compensation.  In consideration for full performance of the Services during the Term (as defined below), the Company will pay to Consultant compensation at the rate set forth on Exhibit B attached to this Consulting Agreement (the “Compensation”).  Payments of the Compensation will be made in monthly installments or in such other periodic installments upon which the Company and Consultant will mutually agree.

5.2.   Reimbursement.  The Company will reimburse Consultant for the full amount of all travel expenses and other ordinary and necessary business expenses incurred by Consultant in connection with Consultant’s performance of the Services during the Term and permitted to be expensed as business expenses under GAAP; provided, however, that Consultant will not incur such expenses in an amount in excess of $1,500.00 during any month without written authorization from the Company’s Chief Executive Officer.  To obtain reimbursement, Consultant will submit to the Company receipts, bills, or sales slips for the expenses incurred.  Reimbursements will be made by the Company on a monthly basis and within 45 days of presentation by Consultant of evidence of the expenses incurred.

6.   Term of Engagement.  Subject to the termination provisions provided in Section G of this Consulting Agreement, the Term of this Consulting Agreement will commence on the “Start Date” set forth on Exhibit B attached to this Consulting Agreement, and will expire on the fifth annual anniversary of the Start Date (the “Initial Term”).  The Company may, at its option and upon written notice to Consultant, extend the term of this Consulting Agreement for one additional year beyond the Initial Term (the “Extension Term” and, together with the Initial Term, the “Term”).

7.   Termination.  Notwithstanding any other term or condition of this Consulting Agreement, this Consulting Agreement and the obligations of the Parties hereunder may be terminated prior to the expiration of the Term as follows:

7.1.   Termination For Cause.  This Consulting Agreement may be terminated by the Company immediately for Cause.  Upon termination for Cause, the Company will pay to Consultant: (i) accrued but unpaid Compensation earned up to the date of termination; and (ii) expenses incurred by Consultant prior to the date of termination and approved by the Company pursuant to Section E above.  Consultant will not be paid any other compensation or reimbursement of any kind.  For purposes of this Consulting Agreement, “Cause” will mean: (a) Consultant’s death; (b) Consultant’s failure to perform the Services or the other obligations of Consultant under this Consulting Agreement due to physical or mental incapacity for a period in excess of two uninterrupted, consecutive months during the Term; (c) Consultant’s failure to perform the Services or the other obligations of Consultant under this Consulting Agreement, which failure, if capable of being cured, is not cured within 10 days after Consultant’s receipt of a detailed written notice from the Company, precisely describing such failure; (d) Consultant’s violation of any law involving moral turpitude, dishonesty, or fraud; (e) any act of dishonesty or willful misconduct by Consultant in the performance of the Services; (f) Consultant’s refusal to perform the Services pursuant to the reasonable written instructions from the Company’s Chief Executive Officer; (g) Consultant’s breach of any representation, warranty, condition, agreement, or covenant contained in this Consulting Agreement or immediately upon an Event of Default by Consultant, Full Circle, or NY Terminals under any Transaction Document; or (h) the failure of any representation, warranty, or other statement by Consultant contained in this Consulting Agreement, to be materially true and correct.

7.2.   Termination By Consultant; Notice.  Consultant may terminate this Consulting Agreement at any time without Cause, or for any reason or for no reason, upon 30 days written notice provided to the Company, or immediately upon an Event of Default by GAC #4 or the Company in or under any Transaction Document.  Consultant will, in good faith, perform all reasonable actions to assist the Company with all necessary or appropriate transition needs during such 30-day period.  Upon termination by Consultant pursuant to this Section, the Company will pay to Consultant: (i) the applicable accrued but unpaid Compensation earned up to the date of termination; and (ii) expenses incurred by Consultant prior to the date of termination and approved by the Company pursuant to Section E above.  Consultant will not be paid any other compensation or reimbursement of any kind.

7.3.   Non-Retention of Materials.  Upon the termination or expiration of this Consulting Agreement, Consultant will promptly deliver to the Company, and not keep or deliver to any Person (as defined below), all manuals, letters, notes, notebooks, price lists, customer lists, reports, and copies thereof, and all written materials of a confidential or proprietary nature relating to the Company and its Business and Assets (including, without limitation, the business and assets of any subsidiary of the Company), which are in Consultant’s possession or under Consultant’s control solely as a result of performing the Services pursuant to this Consulting Agreement.  Consultant will not to retain any copies, duplications, reproductions, or excerpts of the foregoing materials.  For purposes of this Consulting Agreement, “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other federal, country, or state, or local court, administrative agency, or commission, or any other governmental authority or instrumentality, whether domestic or foreign.

7.4.   Confidentiality.  Subject to the limitation, terms, and provisions set forth in the IP Assignment, Consultant (i) will not disclose any Confidential Information (as defined by the M&D Agreement) of the Company, except as compelled by law pursuant to a final order of a court of competent jurisdiction, (ii) will not use any Confidential Information for any reason or purpose other than to perform the Services rendered to Company under this Agreement, and (iii) will take all reasonably necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any person or entity other than Company and its subsidiaries.

7.5.   Inventions and Developments.  For and in consideration of this Consulting Agreement, simultaneously with the execution of this Consulting Agreement, Consultant will execute and deliver to the Company an Invention Assignment Agreement (the “Invention Agreement”), in the form attached as Exhibit C to this Consulting Agreement.  The effectiveness of this Consulting Agreement is conditioned upon full and complete compliance by Consultant of this Section I and the terms and conditions of the Invention Agreement.

8.   Relationship of the Parties.

8.1.   Independent Contractor; Other Activities of Consultant.  Consultant is an independent contractor.  Neither Consultant nor any Person acting under the terms of this Consulting Agreement will be deemed to be acting as an agent or employee of the Company or any of its subsidiaries or any customer of the Company or any of its subsidiaries for any purpose whatsoever.  The conduct and control of Consultant’s performance of the Services hereunder will be solely with Consultant or such other Persons who, by custom in the industry, are responsible for supervising and directing Consultant’s Services.  The Company will not be responsible for determining Consultant’s work routine, work schedule, or the amount of time Consultant is to spend on performing the Services, except that Consultant is expected to make commercially reasonable efforts to perform the Services.  Except as otherwise provided in this Consulting Agreement, Consultant will not be entitled to any of the benefits that the Company provides for its own employees.  Consultant will be solely responsible for all taxes, unemployment or workers compensation, or any other insurance, and Consultant will be responsible for any withholding which is required to be paid or made on all sums paid to Consultant under this Consulting Agreement.

8.2.   No Partnership or Joint Venture Relationship.  Nothing contained in this Consulting Agreement will create or be deemed to create any partnership, employment relationship, joint venture, franchise, or agency between the Company and Consultant.  Neither the Company nor Consultant will have the power or authority to obligate or bind the other in any manner whatsoever, except as specifically provided in this Consulting Agreement.

9.   Representation.  Consultant represents that he will make commercially reasonable efforts to perform the Services in a professional and workmanlike manner and that none of the Services or any part of this Consulting Agreement is or will be inconsistent with any obligation Consultant may have to any other Person, except with regard to Consultant’s position as a principal and employee of, and provider of services to, Full Circle, NY Terminals, and its or their subsidiary, sister, or related companies or entities, or any other company or entity owned or controlled by Consultant.

10.   Injunctive Relief.  In the event that Consultant violates any of the restrictions contained in this Consulting Agreement, the Company will suffer irreparable harm for which an adequate remedy at law does not exist and, therefore, the Company will be entitled to preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

11.   Notices

11.1.   Proper Manner and Addresses.Proper Manner and Addresses.  All notices, requests, approvals, consents, demands, and other communication (collectively “Notices”) provided for in this Consulting Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid or by nationally recognized overnight delivery courier service, addressed:

AS TO GLYECO:	GlyEco, Inc.
Attn: John d’Arc Lorenz, II
4802 E. Ray Road, #23-196
Phoenix, Arizona 85044

AS TO IOIA:	Joseph A. Ioia
229 Arlington Avenue
Staten Island, New York 10303

with a copy to:	Douglas Ehrenworth, Esq.
SPECTOR & EHRENWORTH, P.C.
30 Columbia Turnpike, Suite 202
Florham Park, New Jersey 07932-2261
[(973) 593-4800 x136/ FAX (973) 593-4848]
e-mail: dehrenworth@selawfirm.com

or such other address or addresses within the United States as the Parties may designate to each other in writing from time to time.

11.2.   Notice Deemed GivenNotice Deemed Given Notices shall be deemed to be given on the date and at time that they are personally delivered on a business day, or on the second business day after deposit in any United Stated Post Office or on the first business day after deposit with a nationally recognized overnight delivery courier service, but shall not be effective unless received.  The date of such deposit shall be deemed to be the date stamped on the envelope or wrapper of the notice by any General or Branch Office of the United States Post Office or on the date such nationally recognized overnight delivery courier service records such deposit for its business purposes.

12.   Attorneys’ Fees.  If any Party finds it necessary to employ legal counsel or to bring an action at law or to commence other proceedings against the other Party to enforce any of the terms or conditions of this Consulting Agreement, the prevailing Party will pay the other Party’s legal costs and expenses incurred in any such action or other proceeding.

13.   Indemnification

13.1.   In the event that Consultant becomes involved in any capacity (whether as a party, a witness, or otherwise) in any actual or threatened lawsuit, action, claim, proceeding, or investigation relating to or arising out of, or claimed to be related to or arising out of, this Consulting Agreement, the Services to be provided hereunder by Consultant, or the relationship of Consultant to the Company or any of its subsidiary, sister or related companies, the Company shall indemnify Consultant for and hold harmless Consultant from all judgments, demands, costs, charges, fines, penalties, and other expenses whatsoever incidental to same, including, but not limited to, reasonable attorneys’ fees and costs for counsel of Consultant’s selection and choice, including experts’ fees and costs, of litigation, proceedings, or investigations (all being “Consultant’s Legal Costs”).

13.2.   If Consultant makes a payment or payments in connection with Consultant’s Legal Costs, the Company promptly shall reimburse Consultant fully for such payment or payments within ten (10) business days of the date that Consultant notifies the Company in writing that he has made such payment.

13.3.   Notwithstanding Section O(a) above, Consultant will indemnify Company from and against all judgments, demands, costs, charges, fines, penalties, and other expenses whatsoever incidental to same, including, but not limited to, reasonable attorneys’ fees and costs for counsel of Company’s selection and choice, including experts’ fees and costs, of litigation, proceedings, or investigations (all being “Company’s Legal Costs”), incurred by the Company arising out of or relating to (a) a material breach of any term or condition of this Consulting Agreement by Consultant or any material representation of Consultant in this Consulting Agreement; or (b) Consultant’s failure to pay any employment related taxes when due or to properly withhold such taxes.

13.4.   If Company makes a payment or payments in connection with Company’s Legal Costs, Consultant shall promptly reimburse Company for such payment or payments within ten (10) business days of the date that Company notifies the Consultant in writing that it has made such payment.

14.   Default.  Any Event of Default by GAC #4 or the Company under any Transaction Document will be deemed a breach by the Company of this Consulting Agreement.   Conversely, any Event of Default by Consultant, Full Circle, or NY Terminals under any Transaction Document will be deemed a breach by the Consultant of this Consulting Agreement.

15.   Assignment.  This Consulting Agreement may not be assigned by Consultant.  The Company may assign this Consulting Agreement, in whole or in part, to any Person deriving title from the Company to the Company’s assets and business; provided, however, that if the Company will sell, transfer, or assign less than all of its interest in the Company’s assets and business, the obligations of Consultant under this Consulting Agreement will continue both as to the Company and as to any successor(s) in interest of the assigned portion of the Company’s assets and business.

16.   No Guarantee of Business Success.  Consultant agrees and acknowledges that Consultant has had the opportunity to ask questions regarding the Company and has received satisfactory answers to such questions and such other additional information as Consultant has desired before entering into this Consulting Agreement.  Consultant further agrees and acknowledges that the industry in which the Company operates is highly competitive, that many of the Company’s competitors have substantially greater financial, technical, marketing, and sales resources than the Company, that there is no guarantee of the Company’s success, either financially or otherwise, and that no representation to the contrary has been made to Consultant.

17.   Amendment.  This Consulting Agreement may not be modified or amended, except by an agreement in writing signed by Consultant and the Company.

18.   Construction and Miscellaneous Provisions

18.1.   Incorporation of Recitals. The Exhibits attached to this Consulting Agreement and Recitals set forth above are true and correct and are incorporated into this Consulting Agreement as if repeated at length.

18.2.   Transaction Documents. This Consulting Agreement and the Transaction Documents are in pari materia.

18.3.   Definitions Any capitalized term not specifically defined in this Consulting Agreement shall have the definition and meaning defined in the Transaction Documents.

18.4.   Entire Agreement. This Consulting Agreement contains the entire agreement of the Parties relating to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the Parties that are not expressly set forth herein.

18.5.   Waiver. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

18.6.   Grammatical Changes; Section Captions. The necessary grammatical changes required to make the provisions of this Consulting Agreement apply in the plural sense where there is more than one Party, and to entities, corporations, associations, partnerships, and individuals, males or females, shall in all instances be assumed as though in each case fully expressed.  The captions of the Sections of this Consulting Agreement are inserted only for convenience of reference and shall not be construed as defining or limiting the scope or intent of any provision hereof.

18.7.   Agreement Not to be Construed Against the Drafter. The Parties agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Consulting Agreement.

18.8.   Counterparts; Electronic Signature; Date of Agreement.  This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Executed counterparts exchanged by facsimile or other form of electronic transmission shall be effective as if the same were original executed counterparts. The date of this Consulting Agreement shall be the date set forth on the first page hereof, which shall be the date that Ioia executes this Consulting Agreement.

18.9.   Invalid Provisions; Severability.  The invalidity or unenforceability of any covenant, condition, or provision hereof shall not affect or impair the validity or enforceability of any other covenants, conditions, or provisions hereof.

18.10.   Blue-Penciling.  If any court construes any provision of this Consulting Agreement, or any part thereof, to be unenforceable because of the extent, scope or duration of such provision or the area covered thereby, the  extent, scope, duration or area of such provision shall be reduced and, in its reduced form, such provision shall then be enforceable and shall be enforced.

18.11.   Governing Law.  This Consulting Agreement shall be governed and controlled exclusively by the provisions hereof and by the laws of the State of New Jersey.  The Parties have relied upon New Jersey law in negotiating this Consulting Agreement, and it expressly is agreed that this Consulting Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely within such State.

18.12.   Exclusive Jurisdiction. The Parties irrevocably and unconditionally agree that exclusive jurisdiction for all claims, demands, actions, or causes of action arising out of this Consulting Agreement shall be in the courts of the State of New Jersey.  The Parties consent to the exclusive jurisdiction of the courts of the State of New Jersey in any such suit, and they waive any objection to the venue of any such suit in any such courts.

18.13.   Successors And Assigns.  The terms, covenants, conditions, provisions, and agreements in this Consulting Agreement shall extend to and be binding upon and inure to the benefit of the Parties, their successors and assigns.

18.14.   WAIVER OF JURY TRIAL THE PARTIES, HAVING HAD A FULL AND ADEQUATE OPPORTUNITY TO CONFER WITH ATTORNEYS OF THEIR CHOICE AND UPON ADVICE OF THEIR RESPECTIVE ATTORNEYS, HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, EXPRESSLY, AND MUTUALLY WAIVE ANY RIGHT TO TRIAL BY JURY, TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE, OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS CONSULTING AGREEMENT, OR (B) IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  EACH PARTY ALSO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A NEW JERSEY STATE COURT OF COMPETENT JURISDICTION, SITTING WITHOUT A JURY, AND THAT ANY PARTY TO THIS  CONSULTING AGREEMENT MAY FILE AN ORIGINAL OR COPY OF THIS CONSULTING AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY. THE PARTIES ACKNOWLEDGE THE IMPORTANCE OF THIS RIGHT AND MAKE A KNOWING WAIVER THEREOF IN CONSIDERATION OF THE WILLINGNESS OF THE OTHER TO ENTER INTO THIS  CONSULTING AGREEMENT.

18.15.   CONSPICUOUSNESS THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THIS CONSULTING AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

IN WITNESS WHEREOF, the Parties have caused this Consulting Agreement to be executed as a sealed instrument as of the day and year first above written.

ATTEST:

_______________________
Name: Joseph A. Ioia

GlyEco, Inc.

_______________________

Name: John d’Arc Lorenz, II
Title: Chief Executive Officer

EXHIBIT A

Services

Consultant will perform the following Services as requested by the Company and its subsidiary entities, from time-to-time:

Assist in the capture of feedstock;

Manage relationships with existing feedstock suppliers and off-take customers;

Provide business and strategic advice as requested by the Company;

Utilize contacts to help grow the business of the Company and its subsidiaries;

Assist in providing tours and audits of the Premises, as defined in the Premises Lease, as requested, provided Consultant otherwise is available and at least 72 hours notice of same is provided to Consultant; and

Assist with mergers and acquisitions, which includes making referrals and introductions, speaking with various merger candidates, and providing tours of the Premises to interested merger candidates, as requested, provided Consultant otherwise is available and at least 72 hours notice of same is provided to Consultant.

EXHIBIT B

Start Date and Compensation

1.   Start Date:   The Closing Date under the Transaction Documents.

2.           Compensation:  Consultant will be compensated based on the number of Finished (hereinafter defined) gallons of glycol produced pursuant to the Manufacturing and Distribution Agreement, as follows:

$0.1125 per gallon for the first 1 million gallons per calendar year;

$0.0875 per gallon for each gallon greater than 1 million gallons up to 4 million gallons per calendar year; and

$0.0675 per gallon for each gallon greater than 4 million gallons per calendar year.

“Finished” means salable recycled glycol produced but not necessarily sold.

EXHIBIT C

INVENTION ASSIGNMENT AGREEMENT

This INVENTION ASSIGNMENT AGREEMENT (the “Agreement”) is entered into as of December __, 2012 (the “Effective Date”), by and between GLYECO, INC., a Nevada corporation (the “Company”), JOSEPH A. IOIA, an individual (“Consultant”).

RECITALS

A.           Consultant and the Company are parties to that certain Consulting Agreement, dated as of the same date as this Agreement (the “Consulting Agreement”).

B.           As a condition to and in consideration for entering into the Consulting Agreement, the parties hereto are entering into this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and Consultant’s engagement and/or continued engagement with the Company and the compensation now or hereafter paid by the Company to Consultant, and intending to be legally bound hereby, Consultant and the Company hereby agree as follows:

1.  Ownership.

(a)             Except for the Prior Inventions identified on Schedule 1, Consultant agrees and acknowledges that, subject to the limitation, terms, and provisions set forth in the IP Assignment referred to in the Consulting Agreement of which this Invention Agreement is a part, all discoveries, concepts, and ideas, including, without limitation, improvements, processes, know-how, methods, apparatuses and formulae, and any notes, records, drawings, and designs related thereto with respect to re-manufacturing glycol (collectively, the “Inventions”), whether patentable or copyrightable (or in any way protectable as intellectual property) which are conceived, made, or discovered by Consultant, solely or in collaboration with others, or which become known to Consultant, by means of any undertaking, investigation, or experiment arising out of or relating to Consultant’s responsibilities as a consultant of the Company during the period of this Agreement are the sole property of the Company.  In addition, any Inventions which constitute copyrightable subject matter are “works made for hire” as that term is defined in the United States Copyright Act.  Consultant will assign (or cause to be assigned), and hereby do assign fully to the Company, all Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto.

(b)             Consultant will assist the Company, or its designee, at the Company’s expense, in every proper way to obtain, secure, maintain, extend, and enforce the Company’s rights in the Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto in any and all countries, including, without limitation, the disclosure to the Company of all pertinent information and data with respect to the Inventions, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company will deem necessary or advisable in order to apply for and obtain, secure, maintain, extend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Inventions, and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto.  Consultant’s obligation to execute, or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Agreement.

(c)             If the Company is unable, because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright or trademark registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company, and its duly authorized officers and agents, as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, proprietary rights, and similar protections with the same legal force and effect as if executed by Consultant.

(d)            Subject to the limitation, terms, and provisions set forth in the IP Assignment referred to in the Consulting Agreement of which this Invention Agreement is a part and subject to the rights of Consultant as set forth in such IP Assignment, all of which control over this Invention Agreement, Consultant agrees that, except for the Prior Inventions identified on Schedule 1, if in the course of performing his responsibilities as a consultant of the Company, Consultant incorporates any other prior inventions, improvements, developments, concepts, discoveries, or other proprietary information owned by Consultant or in which Consultant has an interest prior to the Effective Date, as exhaustively specified on Schedule 1 attached hereto (collectively, the “Prior Inventions”), into any Invention, Consultant hereby grants the Company a nonexclusive royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use, sell, and sub-license such item as part of or in connection with such Invention, whether or not such Invention is wholly conceived by Consultant.  Consultant hereby represents to the Company that, to the best of his knowledge, Consultant has listed on Schedule 1 attached hereto all Prior Inventions of Consultant that directly or indirectly relate to any product or service offered by the Company or any of its subsidiaries.  If Schedule 1 is left blank, Consultant agrees that Consultant does not own or have any interest in any Prior Inventions.

2.           Conflicting Obligations.  Consultant represents, to the best of his knowledge, that Consultant has no outstanding agreement or obligation that is in conflict with any of the terms or conditions of this Agreement or that would preclude Consultant from complying with the terms or conditions of this Agreement, except as set forth in the IP Assignment.  Consultant further represents that Consultant will not enter into any such conflicting agreement with any third parties prior to the Termination Date (as defined below) nor engage in any other engagement or employment, as the case may be, which may be in conflict with the terms or conditions of this Agreement or the Consulting Agreement.

3.          Term and Termination.  Upon the date of termination of the Consulting Agreement for any reason (the “Termination Date”), all rights and duties of the parties specified in this Agreement toward each other will cease, except Section 1 (Ownership), Section 4 (Equitable Relief), and Section 7 (Incorporation of Miscellaneous Provisions), which will survive such termination.

4.           Equitable Relief.  The parties hereto agree and acknowledge that monetary damages alone would be inadequate to redress the Company’s damages from any breach of the representations set forth in Sections 1 and 2 of this Agreement.  Accordingly, the parties hereto agree and acknowledge that if Consultant breaches Section 1 or 2 of this Agreement, the Company will suffer irreparable harm for which an adequate monetary remedy does not exist and a remedy at law is inadequate; therefore, the Company has, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. The parties hereto agree and acknowledge that no bond or other security will be required in obtaining such equitable relief.

5.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

6.           No Guarantee of Business Success.  Consultant agrees and acknowledges that Consultant has had the opportunity to ask questions regarding the Company, has received satisfactory answers to such questions, and such other additional information as Consultant has desired before entering into this Agreement.  Consultant further agrees and acknowledges that the industry in which the Company operates is highly competitive, that many of the Company’s competitors have substantially greater financial, technical, marketing, and sales resources than the Company, that there is no guarantee of the Company’s success, either financially or otherwise, and that no representation to the contrary has been made to Consultant.

7.           Incorporation of Miscellaneous Provisions.  The parties hereto agree to be bound by and incorporate into this Agreement by this reference all of the miscellaneous terms and conditions set forth in Section T of the Consulting Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Invention Assignment Agreement as of the Effective Date.

                                                                                   CONSULTANT:

                                                                        _______________________
By: Joseph A. Ioia, an individual

Address:
Joseph A. Ioia
229 Arlington Avenue
Staten Island, New York 10303

STATE OF ___________                )
               )  ss.
County _____________                  )

The foregoing instrument was acknowledged before me this ___ day of _________, 2012, by Joseph A. Ioia.

 Notary Public
 Notary Stamp

Company:

GlyEco, Inc., a Nevada corporation

_______________________
By: John d’Arc Lorenz II, Chief Executive Officer

Address:
GlyEco, Inc.
Attn: John d’Arc Lorenz II, Chief Executive Officer
10429 South 51st Street
Phoenix, Arizona 85044
Fax: (_____) _____-_________

STATE OF ___________                 )
)  ss.
County _____________                   )

The foregoing instrument was acknowledged before me this ___ day of _________, 2012, by John d’Arc Lorenz II, as the Chief Executive Officer of GlyEco, Inc.

 Notary Public
 Notary Stamp

SCHEDULE 1

PRIOR INVENTIONS

The following is an exhaustive list of all Prior Inventions of Consultant.  If this Schedule 1 is left blank, Consultant agrees that Consultant does not own or have any interest in any Prior Inventions.

1.             All intellectual property which is being assigned by Consultant to GAC #4 pursuant to that certain Assignment of Intellectual Property With License and Sublicense by and between Joseph A.  Ioia, as Assignor, Licensee and Sub-licensee and GlyEco Acquisition Corp. #4, as Assignee.

2.

3.

4.

5.

6.

7.

8.

9.

10.

_____ Additional sheet(s) attached.

CONSULTANT:

By:
      Joseph A. Ioia, an individual
Dated: December __, 2012.